HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Third Quarter Net Income and Record First Nine Months Net Income; Declares Dividends

Norfolk, Va.: October 25, 2012 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCQB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and first nine months of 2012.

The Company’s net income for the third quarter of 2012 was $693,000 compared to $548,000 for the third quarter of 2011. Net income available to common shareholders was $673,000 for the third quarter of 2012, an increase of $377,000 over net income available to common shareholders of $296,000 for the third quarter of 2011. Earnings per diluted common share were $0.29 for the third quarter of 2012 compared to $0.13 for the third quarter of 2011.

The Company’s net income for the first nine months of 2012 was a record $1,865,000, an increase of $166,000 over net income of $1,699,000 for the first nine months of 2011. For the first nine months of 2012, the Company’s earnings per diluted common share were $0.76 compared to $0.49 for the first nine months of 2011, an increase of $0.27 per common share, or 55.1%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“The third quarter was a transitional quarter for the Company. The Board of Governors of the Federal Reserve has announced that the Federal Reserve Bank expects to maintain its target federal funds rate at the current historically low level until at least 2015. This will exacerbate an already poor operating environment for community banks other than those community banks who have made substantial commitments to mortgage banking.

Our Company has not been involved in mortgage banking because of its cyclicality, its historically low margins, its operating and regulatory risks, and the historically lower stock market valuations for mortgage banking companies compared to traditional community banks. We do recognize that those community banks who focused on mortgage banking are enjoying record profits for now. However, just as we did not succumb to the temptation to jump into real estate finance in 2005 and 2006, we plan to adhere to our focus on business banking rather than pursue ancillary businesses.

Furthermore, we have developed an operating strategy for the Company that is designed to weather this current interest rate environment for as long as it persists.

First, we will carefully manage our interest rate risk in the investment of our excess liquidity. During the third quarter, our Company had an average balance of approximately $40 million in overnight funds earning approximately 0.25%. This high level of overnight funds adversely impacted our net interest spread, our net interest margin, and our net interest income in a material manner. We are gradually investing these funds in intermediate-term securities and certificates of deposit at other banks to increase the yield on these funds without taking a high level of interest rate risk.

In addition, during the third quarter of this year, we sold the remaining portion of our mortgage-backed securities portfolio because of the high level of prepayments on these securities stemming from the current interest rate environment. We acted to realize for the Company the market value of this portfolio before it simply melted away.

Second, given the prevailing low yields on new loans, we must continue to be very conservative in our lending process in an effort to avoid any material credit risk. We will sacrifice loan growth for credit quality. As of September 30, 2012, our nonperforming assets were only 0.19% of our assets. With the prevailing loan yields, there is simply no room for increasing our credit risk even though other banks are taking more credit risk in this environment as they search for yield.

Third, we must continue growing noninterest-bearing deposits and our business loan portfolio. This has been our focus for years, and we cannot be distracted from our long-term strategy by a difficult operating environment.

Fourth, we have undertaken a comprehensive plan to reduce our operating expenses. We have reduced our total number of employees through normal attrition without any adverse impact on our operations. The overall quality of our banking team has never been higher. Over the next several quarters, we expect to announce several initiatives designed to reduce our operating expenses and make us even more efficient.

We are confident that these four components of our current operating strategy are not only an appropriate response to the current operating environment but also a sound approach to prepare for more rapid growth when interest rates rise.”

Comparison of Operating Results for the Three Months Ended September 30, 2012 and 2011

Overview. The Company’s pretax income was $981,000 for the third quarter of 2012, compared to pretax income of $847,000 for the third quarter of 2011, an increase of $134,000. A $284,000 gain on the sale of investment securities more than offset a decrease of $258,000 in net interest income. Our effective tax rate decreased from 35.3% in the third quarter of 2011 to 29.4% in the third quarter of 2012.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $258,000, comparing the third quarters of 2012 and 2011. Our average loan portfolio decreased by $2.3 million from $214.3 million in the third quarter of 2011 to $212.0 million in the third quarter of 2012, while our average overnight funds increased by $18.1 million and our average investment in securities available for sale and other interest-earning assets (excluding loans and overnight funds) increased by $6.5 million, for a net increase in interest-earning assets of $22.3 million comparing the two quarters. Average interest-bearing liabilities increased by $15.9 million from the third quarter of 2011 to $176.5 million in the third quarter of 2012, resulting primarily from a $16.9 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased 52 basis points from 3.74% in the third quarter of 2011 to 3.22% in the third quarter of 2012, and our net interest margin decreased 63 basis points from 4.06% in the third quarter of 2011 to 3.43% in the third quarter of 2012.

Provision for Loan Losses. There was no provision for loan losses in the quarter ending September 30, 2012 compared to a provision for loan losses of $33,000 in the quarter ending September 30, 2011.

Noninterest Income. Total noninterest income increased by $295,000, from $197,000 in the third quarter of 2011 to $492,000 in the third quarter of 2012. This increase is primarily attributable to a $284,000 gain on sale of investment securities and $43,000 in income from bank-owned life insurance in the third quarter of 2012 that did not occur in the third quarter of 2011.

Noninterest Expense. Total noninterest expense was $1.997 million for the third quarter of 2012, a $64,000 decrease from the third quarter of 2011, primarily due to an $82,000 decrease in compensation expense in the third quarter of 2012.

Income Taxes. The Company’s income tax expense for the third quarter of 2012 was $288,000, reflecting an effective tax rate of 29.4%, compared to income tax expense of $299,000 for the third quarter of 2011, reflecting an effective tax rate of 35.3%. This reduction in effective tax rate was attributable to increases in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. Because of qualified loan growth, the dividend rate on our SBLF program preferred stock was 1.00% for the third quarter of 2012, resulting in dividends on preferred stock of $20,000, a savings of $232,000 compared $252,000 of TARP preferred stock dividends and dividend accretion for the third quarter of 2011. Net income available to common stockholders was $673,000 for the third quarter of 2012, compared to $296,000 for the third quarter of 2011, an increase of $377,000, or $0.16 per weighted average diluted common share.

Comparison of Operating Results for the Nine Months Ended September 30, 2012 and 2011

Overview. The Company’s pretax income was $2,614,000 for the first nine months of 2012, compared to pretax income of $2,560,000 for the first nine months of 2011, an increase of $54,000. This increase resulted primarily from a $331,000 increase in noninterest income and an

$87,000 decrease in noninterest expense, partially offset by a $373,000 decrease in net interest income between the two nine-month periods. The Company’s effective tax rate for the first nine months of 2012 was 28.6% compared to an effective tax rate of 33.6% for the first nine months of 2011.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $373,000, comparing the first-nine month periods of 2012 and 2011. Our average loan portfolio decreased by $900,000 from $215.9 million in the first nine months of 2011 to $215.0 million in the first nine months of 2012, while our average investment in overnight funds increased by $9.7 million and our average investment in securities available for sale and other interest-earning assets (excluding loans and overnight funds) increased by $12.5 million, for a net increase in interest-earning assets of $21.3 million comparing the two nine-month periods. Average interest-bearing liabilities increased by $15.7 million from the first nine months of 2011 to $171.6 million in the first nine months of 2012, resulting primarily from a $16.6 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased 36 basis points from 3.88% in the first nine months of 2011 to 3.52% in the first nine months of 2012, and our net interest margin decreased 47 basis points from 4.22% in the first nine months of 2011 to 3.75% in the first nine months of 2012.

Provision for Loan Losses. Provision for loan losses was $35,000 and $44,000 for the nine months ending September 30, 2012 and 2011, respectively.

Noninterest Income. Total noninterest income increased by $331,000, from $627,000 in the first nine months of 2011 to $958,000 in the first nine months of 2012. The primary factors in this increase were a $197,000 increase in gains on sale of investment securities and a $161,000 increase in income from bank-owned life insurance in the first nine months of 2012.

Noninterest Expense. Total noninterest expense decreased by $87,000, from $6.233 million in the first nine months of 2011 to $6.146 million in the first nine months of 2012, primarily attributable to decreased compensation expense of $104,000.

Income Taxes. The Company’s income tax expense for the first nine months of 2012 was $749,000, reflecting an effective tax rate of 28.6%, compared to income tax expense of $861,000 for the first nine months of 2011, reflecting an effective tax rate of 33.6%. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. After the impact of dividends on our preferred stock, net income available to common shareholders was $1.779 million for the first nine months of 2012, or earnings per diluted common share of $0.76, compared to net income available to common stockholders of $1.137 million for the first nine months of 2011, or earnings per diluted common share of $0.49, an increase of $642,000, or $0.27 per diluted common share. This increase in earnings available to common stockholders is primarily attributable to qualified loan growth which resulted in a 1.47% dividend rate on our SBLF program preferred stock in the first nine months of 2012, compared to accelerated accretion of the discount on outstanding TARP preferred stock and the associated dividend rate of 8.96% in the first nine months of 2011.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $14.9 million, or 5.0%, from $297.8 million at September 30, 2011 to $312.7 million at September 30, 2012. The increase in assets resulted primarily from an $11.6 million increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold, together with a $5.0 million increase in bank-owned life insurance.

Investments. Securities available for sale decreased by $15.6 million, from $41.8 million at September 30, 2011 to $26.2 million at September 30, 2012. Overnight funds increased by $20.4 million and certificates of deposit, interest-bearing deposits in other banks (excluding overnight funds), and federal funds sold increased by a total of $6.9 million, with a resulting aggregate increase in such investment balances from $19.9 million at September 30, 2011 to $47.2 million at September 30, 2012.

Loans. Loans held for investment, net, were $213.1 million at September 30, 2012, a decrease of $1.2 million from our loan balance of $214.3 million at September 30, 2011.

Asset Quality. Nonperforming assets were $591,000, or 0.19% of total assets, at September 30, 2012, compared to $1,753,000 in nonperforming assets, or 0.59% of total assets, at September 30, 2011. Other real estate owned consisted of a bank branch site that we no longer plan to utilize and one additional single family home obtained through foreclosure proceedings against one borrower during the third quarter of 2012.

Deposits. Total deposits at September 30, 2012 were $272.6 million compared to $257.6 million at September 30, 2011, an increase of $15.0 million, or 5.8%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $39.4 million, or 18.9%, from $208.2 million at September 30, 2011 to $247.6 million at September 30, 2012. Noninterest-bearing deposits increased by $8.6 million to $101.0 million at September 30, 2012 and, as a percentage of total deposits, increased from 35.8% at September 30, 2011 to 37.0% at September 30, 2012.

Average total deposits increased by $27.9 million, or 11.8%, from $237.4 million for the nine-month period ended September 30, 2011 to $265.4 million for the nine-month period ended September 30, 2012. Average core deposits increased by $44.3 million, or 23.5%, over the comparable nine-month periods. Average noninterest-bearing deposits increased by $11.4 million, from $86.3 million in the nine-month period ending September 30, 2011 to $97.7 million in the comparable period ending September 30, 2012. As a percentage of total average deposits, average noninterest-bearing deposits increased slightly from 36.3% at September 30, 2011 to 36.8% at September 30, 2012.

Borrowed Funds. Borrowed funds decreased by $1,647,000, from $2,404,000 at September 30, 2011 to $757,000 at September 30, 2012.

Capital. Stockholders’ equity increased by $1.3 million, or 3.8%, from $35.9 million at September 30, 2011 to $37.2 million at September 30, 2012, primarily due to an increase in earnings.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividends

On October 24, 2012, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on November 16, 2012 to common shareholders of record on November 5, 2012.

The same day, the Board of Directors also declared a dividend on the preferred stock issued in connection with our participation in the SBLF program. Specifically, the Board declared a cash dividend of $50,602.50, which represents the expected amount of the dividend next payable by the Company under the SBLF program based on its applicable level of “Qualified Small Business Lending”. This dividend shall be payable and paid on January 2, 2013 to the holders of the SBLF preferred stock of record on December 20, 2012 (currently the sole shareholder of record of the SBLF preferred stock is the Secretary of the Treasury).

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2012	2011
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$5,693	$5,727
Interest-bearing deposits in other banks	33,502	19,658
Federal funds sold	28	31

Total cash and cash equivalents	39,223	25,416
Certificates of deposit in other banks	13,695	249
Securities available for sale, at fair value	26,188	41,834
Loans, net
Held for investment, net of allowance for loan losses	213,082	214,342
Accrued interest receivable	588	717
Stock in Federal Reserve Bank, at cost	594	591
Stock in Federal Home Loan Bank of Atlanta, at cost	440	1,094
Premises and equipment, net	10,743	11,031
Other real estate owned	591	288
Bank-owned life insurance	5,648	597
Other assets	1,904	1,658

Total assets	$312,696	$297,817

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$100,960	$92,326
Interest-bearing	171,664	165,270

Total deposits	272,624	257,596

Securities sold under agreements to repurchase	212	1,545
Other borrowings	545	859
Accrued interest payable	36	94
Other liabilities	2,074	1,871

Total liabilities	275,491	261,965

Stockholders’ equity
Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and outstanding at both September 30, 2012 and September 30, 2011, respectively	7,800	7,800
Common stock, $5 par value - 6,000,000 shares authorized; 2,275,891 and 2,303,107 shares issued and outstandingat September 30, 2012 and September 30, 2011, respectively	11,379	11,516
Additional paid-in capital	6,732	6,681
Retained earnings	11,169	9,455
Accumulated other comprehensive income, net	125	400

Total stockholders’ equity	37,205	35,852

Total liabilities and stockholders’ equity	$312,696	$297,817

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Interest income and fees on loans	$2,485	$2,833	$7,740	$8,543
Interest on taxable investment securities	174	193	716	514
Other interest and dividend income	61	37	106	112

Total interest income	2,720	3,063	8,562	9,169

Interest expense
Deposits	228	309	702	923
Borrowings	6	10	23	36

Total interest expense	234	319	725	959

Net interest income	2,486	2,744	7,837	8,210

Provision for loan losses	—	33	35	44

Net interest income after provision for loan losses	2,486	2,711	7,802	8,166

Noninterest income
Service charges on deposit accounts	67	87	195	259
Late charges and other fees on loans	11	25	77	57
Gain on sale of investment securities	284	—	284	87
Income from bank-owned life insurance	43	—	161	—
Other	87	85	241	224

Total noninterest income	492	197	958	627

Noninterest expense
Compensation	1,008	1,090	3,179	3,283
Data processing	160	148	471	435
Occupancy	221	234	668	622
Furniture and equipment	161	142	446	438
Taxes and licenses	79	86	239	252
Professional fees	57	74	243	292
FDIC assessment	39	37	116	137
Loss on sale or impairment of other real estate owned	(10)	—	41	1
Other	282	250	743	773

Total noninterest expense	1,997	2,061	6,146	6,233

Income before provision for income taxes	981	847	2,614	2,560

Provision for income taxes	288	299	749	861

Net income	$693	$548	$1,865	$1,699
Preferred stock dividend and accretion of discount	$(20)	$(252)	$(86)	$(562)

Net income available to common stockholders	$673	$296	$1,779	$1,137

Earnings per common share
Basic	$0.30	$0.13	$0.77	$0.49

Diluted	$0.29	$0.13	$0.76	$0.49

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding - basic	2,275,891	2,303,107	2,295,413	2,305,652
Effect of dilutive equity awards	54,362	13,441	49,385	11,246

Weighted average shares outstanding - diluted	2,330,253	2,316,548	2,344,798	2,316,898

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Financial ratios
Annualized return on average assets (1)	0.86%	0.75%	0.81%	0.81%
Annualized return on average common equity (2)	9.38%	7.74%	8.51%	8.15%
Average equity to average assets	11.66%	12.39%	11.99%	12.92%
Equity to assets, at period-end	11.90%	12.04%	11.90%	12.04%
Net interest margin (3)	3.43%	4.06%	3.75%	4.22%

Per common share
Earnings per share - basic	$0.30	$0.13	$0.77	$0.49
Earnings per share - diluted	$0.29	$0.13	$0.76	$0.49
Book value per share	$12.92	$12.18	$12.92	$12.18
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Common stock outstanding	2,275,891	2,303,107	2,275,891	2,303,107
Weighted average shares outstanding - basic	2,275,891	2,303,107	2,295,413	2,305,652
Weighted average shares outstanding - diluted	2,330,253	2,316,548	2,344,798	2,316,898

Asset quality
Nonaccrual loans	$—	$1,465	$—	$1,465
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	—	1,465	—	1,465

Other real estate owned, net	591	288	591	288

Total nonperforming assets	$591	$1,753	$591	$1,753

Nonperforming assets to total assets	0.19%	0.59%	0.19%	0.59%

Allowance for loan losses
Balance, beginning of period	$2,115	$2,149	$2,091	$2,090
Provision for loan losses	—	33	35	44
Loans charged-off	(40)	(29)	(71)	(31)
Recoveries	—	—	20	50

Balance, end of period	$2,075	$2,153	$2,075	$2,153

Allowance for loan losses to gross loans held forinvestment, net of unearned fees and costs	0.96%	0.99%	0.96%	0.99%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.